NEWS RELEASE

Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SeaChange InternationaL Reports

FOURTH qUARTER AND FULL Fiscal 2013 Results

•	Q4 Fiscal 2013 Revenue of $44.6 Million Rose 14% Sequentially
•	Q4 Fiscal 2013 GAAP Operating Income of $5.4 million; 12% Operating Margin
•	Q4 Fiscal 2013 Non-GAAP Operating Income of $9.5 Million; 21% Operating Margin

ACTON, Mass. (April 9, 2013) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software innovator, today reported fourth quarter fiscal 2013 revenue of $44.6 million and non-GAAP operating income of $9.5 million, or $0.28 per fully diluted share, from continuing operations. In comparison, fourth quarter fiscal 2012 revenue was $43.3 million and non-GAAP operating income was $5.4 million, or $0.16 per fully diluted share, from continuing operations. The Company posted U.S. GAAP operating income of $5.4 million, or $0.17 per fully diluted share, for the fourth quarter of fiscal 2013 compared to a U.S. GAAP loss from operations for the fourth quarter of fiscal 2012 of $2.4 million, or $0.07 per fully diluted share. The Company’s U.S. GAAP fourth quarter fiscal 2013 results include non-GAAP charges of $1.1 million, which consisted primarily of earn-out costs from prior acquisitions, while the fourth quarter fiscal 2012 results had non-GAAP charges of $6.5 million related to inventory write-downs, severance and other restructuring costs, professional fees associated with strategic alternatives and earn-out costs from prior acquisitions.

For the fiscal year ended January 31, 2013, the Company posted revenues of $157.2 million and non-GAAP operating income of $15.9 million, or $0.48 per share on a fully diluted basis, compared to revenues of $164.8 million and non-GAAP operating income of $17.7 million, or $0.54 per share on a fully diluted basis in the same prior period. The Company posted a U.S. GAAP loss from operations for fiscal 2013 of $3.5 million compared to a $1.7 million operating loss for the same prior period. Included in the fiscal 2013 results are $8.9 million in non-GAAP charges related to inventory write-downs, professional fees related to divestitures and litigation, severance and other restructuring charges and earn-out costs, while the fiscal 2012 results included $10.1 million of similar non-GAAP charges.

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SeaChange Q4 & Full FY13/Page 2

“We’re very pleased with our results in the quarter, led by a strong double-digit sequential increase in revenue, non-GAAP operating income of 21% and significant cash generation,” said Raghu Rau, Chief Executive Officer, SeaChange. “The strong performance during the quarter and for the full year was driven by sales of our new products, increased product licensing revenues and aggressive cost reduction actions. These achievements underscore the noteworthy progress SeaChange has made across products, sales and operations since announcing our transformation strategy last year.”

Commenting on the Company’s outlook, Rau stated, “We continue to be encouraged by the demand for our next generation of software products from existing and new customers. As in previous years, we expect revenues in the second half of the year to be significantly higher than the first half. We anticipate that our first quarter fiscal 2014 revenue will be in the range of $34 million to $36 million and non-GAAP operating income, on a fully diluted share basis, will be in the range of $0.01 to $0.04 per share. On a full year basis for fiscal 2014, we anticipate that revenue will be in the range of $165 million to $175 million and non-GAAP operating income, on a fully diluted share basis, will be in the range of $0.53 to $0.71 per share.”

The Company ended the fourth quarter of fiscal year 2013 with cash, cash equivalents and marketable securities of $120.9 million, a $20.9 million increase over the $100.0 million at the end of the third quarter on October 31, 2012. For the year ended January 31, 2013, the Company repurchased approximately 764,000 shares and utilized $6.2 million of cash from its balance sheet under its stock repurchase plan.

The Company will host its fourth quarter results conference call on Wednesday, April 10, 2013 at 8:30 a.m. E.T. The U.S. dial-in number is 877-407-8037 and the international number is 201-689-8037. The live webcast can be accessed at www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the Investor Relations section of the Company’s website simultaneously with this press release.

For those unable to listen to the live conference call, a replay will be available through April 25, 2013, and may be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international).  Callers will be prompted for replay conference ID number 409495.  An archived version of the webcast will also be available on the Investor Relations section of the Company’s website at www.schange.com/IR.

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SeaChange Q4 & Full FY13/Page 3

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior video back office platform, advertising and in-home gateway offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding future financial performance, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multi-screen video market; the Company’s ability to successfully introduce new products or enhancements to existing products including its next generation products scheduled for release in fiscal year 2014; worldwide economic cycles; steps taken to address the variability in the market for our products and services; uncertainties introduced by our prior evaluation of strategic alternatives; the Company’s transition to being a company that primarily provides software solutions; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; any decline in demand or average selling prices for our products; the Company’s ability to manage its growth; the risks associated with international operations; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market or other limitations in materials we use to provide our products and services; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions or divestitures made by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; and the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed on April 5, 2012. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q4 & Full FY13/Page 4

SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	January 31,	January 31,
	2013	2012
Assets
Cash and cash equivalents	$106,721	$80,585
Marketable securities and restricted cash	14,211	13,195
Accounts and other receivables, net	40,103	46,774
Inventories, net	7,372	10,218
Prepaid expenses and other current assets	11,332	8,035
Assets held for sale	465	646
Property and equipment, net	19,762	20,162
Goodwill and intangible assets, net	62,617	66,846
Other assets	3,546	4,528
Assets related to discontinued operations	-	47,863
Total assets	$266,129	$298,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$28,287	$24,626
Deferred revenues	30,603	35,735
Other long term liabilities	-	8,464
Deferred tax liabilities and income taxes payable	5,038	7,545
Liabilities related to discontinued operations	-	11,544
Total liabilities	63,928	87,914

Total stockholders’ equity	202,201	210,938
Total liabilities and stockholders’ equity	$266,129	$298,852

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SeaChange Q4 & Full FY13/Page 5

SeaChange International, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2013	2012	2013	2012
Revenues:
Products	$23,593	$19,488	$64,274	$73,157
Services	20,982	23,836	92,914	91,635
Total revenues	44,575	43,324	157,188	164,792
Cost of revenues:
Products	3,855	5,596	17,626	20,287
Services	14,015	13,140	53,302	49,194
Amortization of intangible assets	881	601	2,429	2,487
Stock-based compensation expense	48	17	157	397
Inventory write-down	-	430	1,752	430
Total cost of revenues	18,799	19,784	75,266	72,795
Gross profit	25,776	23,540	81,922	91,997
Operating expenses:
Research and development	10,585	9,805	39,627	40,241
Selling and marketing	3,619	5,209	15,606	21,011
General and administrative	3,011	4,146	15,137	16,393
Amortization of intangible assets	1,075	921	3,966	3,784
Stock-based compensation expense	997	(163)	3,944	2,591
Earn-outs and change in fair value of earn-outs	768	1,795	2,435	3,312
Professional fees: acquisitions, divestitures, litigation, and			-
strategic alternatives	174	897	1,619	2,770
Severance and other restructuring costs	188	3,344	3,106	3,565
Total operating expenses	20,417	25,954	85,440	93,667
Income (loss) from operations	5,359	(2,414)	(3,518)	(1,670)
Other income (expense), net	6	(122)	(86)	6
Gain on sale of investment in affiliates	71	-	885	-
Income (loss) before income taxes and equity income (loss) in
earnings of affiliates	5,436	(2,536)	(2,719)	(1,664)
Income tax (benefits) provision	(789)	2,464	(1,555)	1,881
Equity income (loss) in earnings of affiliates, net of tax	118	(73)	193	142
Income (loss) from continuing operations	6,343	(5,073)	(971)	(3,403)
Income (loss) on sale of discontinued operations	251	-	(14,073)	-
Income (loss) from discontinued operations, net of tax	362	248	(2,293)	(611)
Net income (loss)	$6,956	$(4,825)	$(17,337)	$(4,014)

Net income (loss) per share:
Basic income (loss) per share	$0.22	$(0.15)	$(0.53)	$(0.13)
Diluted income (loss) per share	$0.21	$(0.15)	$(0.53)	$(0.13)
Net income (loss) per share from continuing operations:
Basic income (loss) per share	$0.20	$(0.16)	$(0.03)	$(0.11)
Diluted income (loss) per share	$0.19	$(0.16)	$(0.03)	$(0.11)
Net income (loss) per share from discontinued operations:
Basic income (loss) per share	$0.02	$0.01	$(0.50)	$(0.02)
Diluted income (loss) per share	$0.02	$0.01	$(0.50)	$(0.02)
Weighted average common shares outstanding:
Basic	32,274	32,206	32,494	32,093
Diluted	32,922	32,206	32,494	32,093

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SeaChange Q4 & Full FY13/Page 6

SeaChange International, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	For the Fiscal Years Ended
	January 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(17,337)	$(4,014)
Net loss from discontinued operations	16,366	611
Adjustments to reconcile net loss to net cash provided by continuing operating activities:
Depreciation and amortization of fixed assets	4,671	5,435
Amortization of intangible assets	6,395	6,271
Loss on disposal of fixed assets	11	38
Impairment of long lived asset	967	1,092
Loss on disposal of inventory	1,752	430
Inventory valuation charge	332	575
Provision for doubtful accounts receivable	(160)	100
Discounts earned and amortization of premiums on marketable securities	137	66
Equity income in earnings of affiliates	(193)	(142)
Gain on sale of investment in affiliates	(885)	-
Stock-based compensation expense	4,101	2,988
Deferred income taxes	(132)	6,599
Changes in contingent consideration related to acquisitions	1,662	3,031
Changes in operating assets and liabilities:
Accounts receivable	2,343	(1,337)
Unbilled receivables	3,963	(321)
Inventories	763	(1,250)
Prepaid expenses and other assets	(6,498)	(4,510)
Accounts payable	(236)	(2,596)
Accrued expenses	1,879	3,893
Customer deposits	1,777	(926)
Deferred revenues	(6,283)	(3,839)
Other	568	519
Net cash provided by operating activities from continuing operations	15,963	12,713
Net cash provided by operating activities from discontinued operations	1,387	1,672
Total cash provided by operating activities	17,350	14,385
Cash flows from investing activities:
Purchases of property and equipment	(3,972)	(1,512)
Purchases of marketable securities	(15,642)	(19,944)
Proceeds from sale and maturity of marketable securities	14,221	19,517
Additional proceeds from sale of equity investment	885	-
Acquisition of businesses and payment of contingent consideration, net of cash acquired	(8,175)	(4,935)
Dividend from equity investments	190	-
Decrease in restricted cash	262	132
Net cash used in investing activities from continuing operations	(12,231)	(6,742)
Net cash provided by (used in) investing activities from discontinued operations	25,232	(1,891)
Total cash provided by (used in) investing activities	13,001	(8,633)
Cash flows from financing activities:
Repurchases of our common stock	(6,201)	-
Proceeds from issuance of common stock relating to stock option exercises	2,190	1,787
Total cash (used in) provided by financing activities	(4,011)	1,787
Effect of exchange rate changes on cash	(204)	(99)
Net increase in cash and cash equivalents	26,136	7,440
Cash and cash equivalents, beginning of period	80,585	73,145
Cash and cash equivalents, end of period	$106,721	$80,585
Supplemental disclosure of cash flow information:
Income taxes paid	$1,312	$565
Interest paid	$89	$-
Supplemental disclosure of non-cash activities:
Transfer of items originally classified as inventories to equipment	$897	$1,402

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SeaChange Q4 & Full FY13/Page 7

Use of Non-GAAP Financial Information

Beginning with the first quarter of fiscal 2013, we changed our reported non-GAAP measure of financial performance to both non-GAAP income from operations and adjusted EBITDA. We define non-GAAP income from operations as U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) operating income or loss plus stock-based compensation expenses, amortization of intangible assets, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives and severance and other restructuring costs. We define adjusted EBITDA as U.S. GAAP operating income or loss before depreciation expense, amortization of intangible assets, stock-based compensation expense, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions, divestitures, litigation and strategic alternatives, severance and other restructuring costs. In periodic communications, we have discussed non-GAAP income from operations and also believe that adjusted EBITDA are both important measures that are not calculated according to U.S. GAAP. We use non-GAAP income from operations and adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP income from operations and adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP income from operations and adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP income from operations and adjusted EBITDA financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

In managing and reviewing our business performance, we exclude a number of items required by U.S. GAAP. Management believes that excluding these items is useful in understanding the trends and managing our operations. We provide these supplemental non-GAAP measures in order to assist the investment community to see SeaChange through the “eyes of management,” and therefore enhance the understanding of SeaChange’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:

Amortization of Intangible Assets. We incur amortization expense of intangibles related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

Stock-based Compensation Expense. We incur expenses related to stock-based compensation included in our U.S. GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense we incur and is viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

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SeaChange Q4 & Full FY13/Page 8

Inventory Write-down. We incur inventory write-downs of our legacy product lines as we end of life certain product lines to focus on selling our new products being developed.

Earn-outs and Change in Fair Value of Earn-outs. Earn-outs and the change in the fair value of the earn-outs are considered by management to be non-recurring expenses to the former shareholders of the businesses we acquire. We also incur expense due to changes in fair value related to contingent consideration that we believe would otherwise impair comparability among periods.

Professional Fees: Acquisitions, Divestitures, Litigation and Strategic Alternatives. We have excluded the effect of professional fees associated with our acquisitions and divestitures, litigation and strategic alternatives because the amount and timing of these expenses are largely non-recurring.

Severance and Other Restructuring. We incurred charges due to the restructuring of our business, including severance charges and facility reductions resulting from our restructuring and streamlining efforts and any changes due to revised estimates, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. We also incurred charges for the hiring and appointment of the Chief Executive Officer.

Depreciation Expense. We incur depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance. Management believes that exclusion of depreciation expense allows comparisons of operating results that are consistent across past, present and future periods.

The following tables reconcile the Company’s income (loss) from operations, the most directly comparable U.S. GAAP financial measure to the Company’s non-GAAP income from operations and the reconciliation of our U.S. GAAP income or loss from operations to our adjusted EBITDA for each quarter of fiscal 2013 and fiscal 2012:

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SeaChange Q4 & Full FY13/Page 9

SeaChange International, Inc.
Reconciliation of GAAP to Non-GAAP ( (Loss) Income from Operations Only) and Calculation of Adjusted EBITDA
(Unaudited, amounts in thousands, except per share and percentage data)

	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			For the Fiscal Year Ended
	April 30, 2012			July 31, 2012			October 31, 2012			January 31, 2013			January 31, 2013
	GAAP			GAAP			GAAP			GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$11,927	$-	$11,927	$13,541	$-	$13,541	$15,213	$-	$15,213	$23,593	$-	$23,593	$64,274	$-	$64,274
Services	24,699	-	24,699	23,197	-	23,197	24,036	-	24,036	20,982	-	20,982	92,914	-	92,914
Total revenues	36,626	-	36,626	36,738	-	36,738	39,249	-	39,249	44,575	-	44,575	157,188	-	157,188

Cost of revenues:
Products	3,551	-	3,551	4,716	-	4,716	5,504	-	5,504	3,855	-	3,855	17,626	-	17,626
Services	12,280	-	12,280	13,200	-	13,200	13,807	-	13,807	14,015	-	14,015	53,302	-	53,302
Amortization of intangible assets	525	(525)	-	503	(503)	-	520	(520)	-	881	(881)	-	2,429	(2,429)	-
Stock-based compensation	117	(117)	-	77	(77)	-	(85)	85	-	48	(48)	-	157	(157)	-
Inventory write-down	-	-	-	1,752	(1,752)	-	-	-	-	-	-	-	1,752	(1,752)	-
Total cost of revenues	16,473	(642)	15,831	20,248	(2,332)	17,916	19,746	(435)	19,311	18,799	(929)	17,870	75,266	(4,338)	70,928

Gross profit	20,153	642	20,795	16,490	2,332	18,822	19,503	435	19,938	25,776	929	26,705	81,922	4,338	86,260
Gross profit percentage	55.0%	1.8%	56.8%	44.9%	6.3%	51.2%	49.7%	1.1%	50.8%	57.8%	2.1%	59.9%	52.1%	2.8%	54.9%

Operating expenses:
Research and development	9,955	-	9,955	9,664	-	9,664	9,423	-	9,423	10,585	-	10,585	39,627	-	39,627
Selling and marketing	4,133	-	4,133	3,949	-	3,949	3,905	-	3,905	3,619	-	3,619	15,606	-	15,606
General and administrative	4,365	-	4,365	4,033	-	4,033	3,728	-	3,728	3,011	-	3,011	15,137	-	15,137
Amortization of intangible assets	978	(978)	-	944	(944)	-	969	(969)	-	1,075	(1,075)	-	3,966	(3,966)	-
Stock-based compensation expense	911	(911)	-	1,223	(1,223)	-	813	(813)	-	997	(997)	-	3,944	(3,944)	-
Earn-outs and change in fair value of earn-outs	60	(60)	-	1,543	(1,543)	-	64	(64)	-	768	(768)	-	2,435	(2,435)	-
Professional fees: acquisitions, divestitures, litigation and strategic alternatives	950	(950)	-	469	(469)	-	26	(26)	-	174	(174)	-	1,619	(1,619)	-
Severance and other restructuring costs	(28)	28	-	1,470	(1,470)	-	1,476	(1,476)	-	188	(188)	-	3,106	(3,106)	-
Total operating expenses	21,324	(2,871)	18,453	23,295	(5,649)	17,646	20,404	(3,348)	17,056	20,417	(3,202)	17,215	85,440	(15,070)	70,370
(Loss) income from operations	$(1,171)	$3,513	$2,342	$(6,805)	$7,981	$1,176	$(901)	$3,783	$2,882	$5,359	$4,131	$9,490	$(3,518)	$19,408	$15,890
(Loss) income from operations percentage	(3.2% )	9.6.%	6.4.%	(18.5% )	21.7.%	3.2.%	(2.3% )	9.6.%	7.3.%	12.0.%	9.3.%	21.3.%	(2.2% )	12.3.%	10.1.%

Weighted average common shares outstanding:
Basic	32,544	32,544	32,544	32,629	32,629	32,629	32,474	32,474	32,474	32,274	32,274	32,274	32,494	32,494	32,494
Diluted	32,544	32,906	32,906	32,629	33,060	33,060	32,474	33,013	33,013	32,922	32,922	32,922	32,494	32,989	32,989
Non-GAAP operating (loss) income per share:
Basic	$(0.04)	$0.11	$0.07	$(0.21)	$0.25	$0.04	$(0.03)	$0.12	$0.09	$0.17	$0.12	$0.29	$(0.11)	$0.60	$0.49
Diluted	$(0.04)	$0.11	$0.07	$(0.21)	$0.25	$0.04	$(0.03)	$0.12	$0.09	$0.17	$0.11	$0.28	$(0.11)	$0.59	$0.48

Adjusted EBITDA:

(Loss) income from operations			$(1,171)			$(6,805)			$(901)			$5,359			$(3,518)

Depreciation expense			1,353			954			1,034			1,330			4,671
Amortization of intangible assets			1,503			1,447			1,489			1,956			6,395
Stock-based compensation expense			1,028			1,300			728			1,045			4,101
Earn-outs and changes in fair value			60			1,543			64			768			2,435
Professional fees: acquisitions, divestitures, etc.			950			469			26			174			1,619
Inventory write-down			-			1,752			-			-			1,752
Severance and other restructuring			(28)			1,470			1,476			188			3,106

Adjusted EBITDA			$3,695			$2,130			$3,916			$10,820			$20,561
Adjusted EBITDA %			10.1%			5.8%			10.0%			24.3%			13.1%

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SeaChange Q4 & Full FY13/Page 10

SeaChange International, Inc.
Reconciliation of GAAP to Non-GAAP ( (Loss) Income from Operations Only) and Calculation of Adjusted EBITDA
(Unaudited, amounts in thousands, except per share and percentage data)

	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			For the Year Ended
	April 30, 2011			July 31, 2011			October 31, 2011			January 31, 2012			January 31, 2012
	GAAP			GAAP			GAAP			GAAP			GAAP
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenues:
Products	$17,353	$-	$17,353	$15,049	$-	$15,049	$21,267	$-	$21,267	$19,488	$-	$19,488	$73,157	$-	$73,157
Services	22,816	-	22,816	23,337	-	23,337	21,646	-	21,646	23,836	-	23,836	91,635	-	91,635
Total revenues	40,169	-	40,169	38,386	-	38,386	42,913	-	42,913	43,324	-	43,324	164,792	-	164,792

Cost of revenues:
Products	4,966	-	4,966	4,541	-	4,541	5,184	-	5,184	5,596	-	5,596	20,287	-	20,287
Services	12,413	-	12,413	11,129	-	11,129	12,512	-	12,512	13,140	-	13,140	49,194	-	49,194
Amortization of intangible assets	601	(601)	-	516	(516)	-	769	(769)	-	601	(601)	-	2,487	(2,487)	-
Stock-based compensation	151	(151)	-	89	(89)	-	140	(140)	-	17	(17)	-	397	(397)	-
Inventory write-down	-	-	-	-	-	-	-	-	-	430	(430)	-	430	(430)	-
Total cost of revenues	18,131	(752)	17,379	16,275	(605)	15,670	18,605	(909)	17,696	19,784	(1,048)	18,736	72,795	(3,314)	69,481

Gross profit	22,038	752	22,790	22,111	605	22,716	24,308	909	25,217	23,540	1,048	24,588	91,997	3,314	95,311
Gross profit percentage	54.9%	1.9%	56.7%	57.6%	1.6%	59.2%	56.6%	2.1%	58.8%	54.3%	2.4%	56.8%	55.8%	2.0%	57.8%

Operating expenses:
Research and development	9,944	-	9,944	9,974	-	9,974	10,518	-	10,518	9,805	-	9,805	40,241	-	40,241
Selling and marketing	6,140	-	6,140	4,550	-	4,550	5,112	-	5,112	5,209	-	5,209	21,011	-	21,011
General and administrative	4,155	-	4,155	3,981	-	3,981	4,111	-	4,111	4,146	-	4,146	16,393	-	16,393
Amortization of intangible assets	790	(790)	-	1,125	(1,125)	-	948	(948)	-	921	(921)	-	3,784	(3,784)	-
Stock-based compensation expense	1,159	(1,159)	-	717	(717)	-	878	(878)	-	(163)	163	-	2,591	(2,591)	-
Earn-outs and change in fair value of earn-outs	53	(53)	-	52	(52)	-	1,412	(1,412)	-	1,795	(1,795)	-	3,312	(3,312)	-
Professional fees: acquisitions, divestitures, litigation and strategic alternatives	568	(568)	-	708	(708)	-	597	(597)	-	897	(897)	-	2,770	(2,770)	-
Severance and other restructuring costs	-	-	-	227	(227)	-	(6)	6	-	3,344	(3,344)	-	3,565	(3,565)	-
Total operating expenses	22,809	(2,570)	20,239	21,334	(2,829)	18,505	23,570	(3,829)	19,741	25,954	(6,794)	19,160	93,667	(16,022)	77,645
(Loss) income from operations	$(771)	$3,322	$2,551	$777	$3,434	$4,211	$738	$4,738	$5,476	$(2,414)	$7,842	$5,428	$(1,670)	$19,336	$17,666
(Loss) income from operations percentage	(1.9% )	8.3.%	6.4.%	2.0.%	8.9.%	11.0.%	1.7.%	11.0.%	12.8.%	(5.6% )	18.1.%	12.5.%	(1.0% )	11.7.%	10.7.%

Weighted average common shares outstanding:
Basic	31,934	31,934	31,934	32,080	32,080	32,080	32,132	32,132	32,132	32,206	32,206	32,206	32,093	32,093	32,093
Diluted	31,934	31,934	31,934	32,684	32,684	32,684	32,817	32,817	32,817	32,206	33,052	33,052	32,093	33,097	33,097
Non-GAAP operating (loss) income per share:
Basic	$(0.02)	$0.10	$0.08	$0.02	$0.11	$0.13	$0.02	$0.15	$0.17	$(0.07)	$0.24	$0.17	$(0.05)	$0.60	$0.55
Diluted	$(0.02)	$0.10	$0.08	$0.02	$0.11	$0.13	$0.02	$0.15	$0.17	$(0.07)	$0.24	$0.16	$(0.05)	$0.59	$0.54

Adjusted EBITDA:

(Loss) income from operations			$(771)			$777			$738			$(2,414)			$(1,670)

Depreciation expense			1,346			1,540			1,271			1,278			5,435
Amortization of intangible assets			1,391			1,641			1,717			1,522			6,271
Stock-based compensation expense			1,310			806			1,018			(146)			2,988
Earn-outs and changes in fair value			53			52			1,412			1,795			3,312
Professional fees: acquisitions, divestitures, etc.			568			708			597			897			2,770
Inventory write-down			-			-			-			430			430
Severance and other restructuring			-			227			(6)			3,344			3,565

Adjusted EBITDA			$3,897			$5,751			$6,747			$6,706			$23,101
Adjusted EBITDA %			9.7%			15.0%			15.7%			15.5%			14.0%

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SeaChange Q4 & Full FY13/Page 11

SeaChange International, Inc.

Fourth Quarter and Full Fiscal Year 2013 Results

Prepared Remarks

April 9, 2013

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin tomorrow, April 10, at 8:30 a.m. E.T. and will include comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

-	Telephone: 877-407-8037 (U.S.) and 201-689-8037 (international)
-	Live webcast: www.schange.com/IR (An archived webcast also will be available at this site.)

Fiscal 2013 Fourth Quarter and Full Year Financial Discussion (excludes discontinued operations)

Product Revenues. Product revenue for the three months ended January 31, 2013 increased $4.1 million, or 21%, over the same period of fiscal 2012, primarily due to the following:

•	An $8.6 million increase in our in-home revenues due to a significant in-home gateway licensing transaction with a customer in Europe for which there was no comparable amount in the same period of fiscal 2012, and a full quarter of legacy middleware product revenue resulting from the signing of an amendment with a European customer effective October 1, 2012; and

•	A $0.6 million increase in VOD server revenues, as there were higher shipments of VOD servers to customers in North and South America during the fourth quarter of fiscal 2013.

These increases were partially offset by a $4.6 million decrease in back office platform revenue for the period, which was primarily due to lower demand for our legacy products from North American customers.

Product revenues for fiscal 2013 decreased $8.9 million, or 12%, over fiscal 2012, primarily due to the following:

•	A $12.9 million decrease in back office platform revenue which was primarily due to a $13.0 million decrease in legacy product revenues to domestic customers. Included in this decrease is a $5.8 million decrease relating to the revenue recorded from our subscription agreement with Comcast from fiscal 2012. The agreement included specific product enhancements in fiscal 2012 and therefore was recorded as product revenues. The current agreement with Comcast signed in the second quarter of fiscal 2013 contains no specified product enhancements and therefore revenue was recognized under this agreement as service revenue; and

•	A $4.3 million decrease in advertising revenues which was primarily due to lower license revenue from our legacy products of $4.9 million offset by higher revenues from our newer products in fiscal 2013 of $0.6 million.

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SeaChange Q4 & Full FY13/Page 12

These decreases were partially offset by:

•	A $6.6 million increase in our in-home revenue which was due to a significant gateway licensing transaction with a customer in Europe and higher legacy middleware product revenues resulting from the signing of an amendment with a European customer during the third quarter of fiscal 2013; and

•	A $1.7 million increase in VOD server revenues during fiscal 2013, as compared to the same period of fiscal 2012 primarily due to a higher number of shipments of VOD servers to North American customers in fiscal 2013 that was partially offset by lower revenues from a customer in Asia.

Service Revenues. Service revenues for the three months ended January 31, 2013 decreased $2.9 million, or 12%, compared to the three months ended January 31, 2012, primarily due to:

•	A $2.0 million decrease quarter over quarter in our in-home service revenues which was due to a $1.0 million decrease in gateway services from a domestic customer and a $1.0 million decrease in legacy middleware service revenues as a result of the recent amendment with a European customer which resulted in a higher portion of revenue recognized as product revenue; and

•	A $1.6 million decrease in advertising service revenues due to lower product shipment of our legacy products.

These decreases were partially offset by a $0.8 million increase in back office service revenues, primarily due to a Comcast agreement being recorded as service revenues this fiscal year as mentioned above, along with increased service revenues from European customers due to a higher number of deployments this fiscal year.

Service revenues for fiscal 2013 increased $1.3 million, or 1%, as compared to fiscal 2012, primarily due to:

•	A $4.1 million increase in our in-home revenues primarily due to a $5.8 million increase in gateway service revenues from several domestic customers along with revenues from Flashlight Engineering and Consulting, LLC, which was acquired in June 2012. These increases were partially offset by a $1.7 million decrease in legacy middleware service revenues; and

•	A $2.6 million increase in back office platform service revenue which was primarily due to a Comcast agreement being recorded as service revenue this year, as mentioned above, along with increased service revenues from European customers due to a higher number of deployments this year.

These increases were partially offset by a $5.4 million decrease in advertising service revenues due to lower product revenues of our legacy products.

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SeaChange Q4 & Full FY13/Page 13

Gross Profit and Margin. Cost of product revenues consists primarily of the cost of purchased material components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses, and labor and overhead costs related to software development contracts. Our gross profit margin increased three percentage points for the three months ended January 31, 2013 and decreased approximately four percentage points for the twelve months ended January 31, 2013, as compared to the three and twelve months ended January 31, 2012, primarily due to the following:

•	A 14 percentage point increase in gross product profit margin for the three month period ended January 31, 2013, compared to the same prior year period, which was primarily due to a significant gateway licensing transaction with a large European customer and a full quarter of legacy middleware license revenue as a result of the signing of a new amendment with a European customer. This increase was offset by an 11 percentage point decrease in our gross service revenue profit margins for the three month period ended January 31, 2013, as compared to the same period last year. This decrease was primarily due to a $2.9 million decrease in overall service revenues, while maintaining the same cost structure;

•	Our fiscal 2013 gross product profit margin remained relatively stable, as compared to the prior fiscal year. Higher product margins from our in-home gateway products were due to significant license revenue recognized from a large European customer along with increased legacy middleware license revenue. In addition, we had higher product margins from our streaming business, which was a result of the restructuring of our manufacturing operations during fiscal 2013. These increases were offset by lower advertising license revenues which typically carry higher margins and a product mix of lower margins from reselling certain third-party back office platform products;

•	For fiscal 2013, our gross service revenue profit margins decreased three percentage points from fiscal 2012, primarily as a result of lower advertising and back office platform technical support revenues and lower legacy middleware service margins due to the signing of a new amendment with a European customer.

Inventory Write-down. In fiscal 2013, we incurred a $1.8 million charge for inventory write-downs due to lower foreseeable demand for some of our legacy product lines, in particular, hardware components related to certain discontinued VOD server product lines, as we focus on selling the new products being developed. We will continue to review our inventory levels and may record additional inventory write-downs in future periods.

Research and Development. Research and development expenses consist primarily of employee costs, which include salaries, benefits and related payroll taxes, depreciation of development and test equipment and an allocation of related facility expenses. During the fourth quarter of fiscal 2013, our research and development expenses increased $0.8 million, as compared to the same prior year period. This was primarily due to an increase in outside contract labor costs which allowed the Company to more aggressively roll out our next generation product offerings in order to meet market demands. This increase was offset by a higher percentage of our research and development costs being reclassified to cost of sales.

During fiscal 2013, our total research and development expenses decreased by $0.6 million as compared to fiscal 2012. This decrease was primarily due to lower employee costs as our headcount decreased by 16 employees in our VOD server product line, which resulted in a $2.7 million decrease in research and development expense, and by another 16 employees in the Philippines, which resulted in a $0.5 million reduction in engineering costs relating to our legacy software products. In addition, we had higher absorption of research and development reclassified to cost of sales of $6.0 million as a result of higher in-home gateway revenues that require greater customization work. These decreases were substantially offset by an increase in outside contract labor costs related to the roll out of our next generation products.

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SeaChange Q4 & Full FY13/Page 14

Selling and Marketing. Selling and marketing expenses consist primarily of payroll costs, which include salaries and related payroll taxes, benefits and commissions, travel expenses and certain promotional expenses. During the three and twelve months ended January 31, 2013, our selling and marketing expenses decreased $1.6 million, or 31% and $5.4 million, or 26%, respectively, when compared to the same prior year periods. These decreases were primarily due to a reduction in selling and marketing headcount of approximately 17 employees, including some senior executive positions, along with a corresponding reduction in travel and commission expenses related to these former employees as well as a decrease in trade show expenses in fiscal 2013.

General and Administrative. General and administrative expenses consist primarily of employee costs, which include salaries and related payroll taxes and benefit-related costs, legal and accounting services and an allocation of related facilities expenses. During the three and twelve months ended January 31, 2013, our general and administrative expenses decreased $1.1 million, or 27%, and $1.3 million, or 8%, respectively, when compared to the same prior year periods. These decreases were due to lower finance headcount costs as a result of a reduction in force in June 2012, which eliminated 16 positions, lower legal fees as a result of bringing in a new in-house general counsel in July 2012, and the capitalization of internal costs resulting from the implementation of a new accounting system, which went live on February 1, 2013.

Stock-based Compensation Expense. Stock-based compensation expense is related to the issuance of stock grants to our employees, executives and Board of Directors. During the three and twelve months ended January 31, 2013, stock-based compensation expense increased $1.2 million and $1.1 million, respectively. These increases were primarily due to a higher stock-based compensation related to the performance-based stock compensation package granted to our Chief Executive Officer, who was appointed to his permanent position on May 1, 2012. This expense was partially offset by a reduction in overall executive headcount in fiscal 2013 and the fourth quarter of fiscal 2012 as certain of their grants were either cancelled or were no longer vesting.

Earn-outs and Change in Fair Value of Earn-outs. Earn-out costs include changes in the fair value of acquisition-related contingent consideration, and changes in contingent liabilities related to estimated earn-out payments. During the three and twelve months ended January 31, 2013, we incurred $0.8 million and $2.4 million, respectively, of earn-out expenses for changes in contingent liabilities related to estimated earn-out payments to be made to the former shareholders of eventIS, VividLogic and Flashlight in accordance with the respective earn-out criteria. For the three and twelve months ended January 31, 2013, we have made cash earn-out payments of $1.0 million and $7.9 million, respectively, and anticipate paying out approximately $2.9 million in cash in May 2013, which will be the final cash earn-out payments to both the eventIS and the VividLogic shareholders.

Professional Fees: Acquisitions, Divestitures, Litigation and Strategic Alternatives. Professional fees in fiscal 2013 are primarily related to fees paid to outside counsel for the divestiture of our Broadcast Servers and Storage and Media Services businesses. It also consists of fees to defend our patent litigation with ARRIS. During the three and twelve months ended January 31, 2013, professional fees decreased $0.7 million and $1.2 million, respectively, as compared to fiscal 2012, as we incurred higher costs in fiscal 2012 associated with our review of strategic alternatives and patent litigation with ARRIS.

Severance and Other Restructuring Expenses. Severance and other restructuring expenses decreased $3.2 million during the fourth quarter of fiscal 2013, as compared to the same period of fiscal 2012. During the fourth quarter of fiscal 2013 and 2012, we incurred severance charges of $0.4 million and $2.3 million, respectively, as we reduced our cost structure significantly by eliminating 17 positions in the fourth quarter of 2012, including a senior executive position. In addition, we incurred a $1.1 million charge in the fourth quarter of fiscal 2012 to reduce the value of a building we own in New Hampshire and took a further $0.2 million charge in the fourth quarter of fiscal 2013 related to the same property.

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SeaChange Q4 & Full FY13/Page 15

Severance and other restructuring expenses decreased $0.5 million for fiscal 2013 as compared to fiscal 2012. During fiscal 2013, we incurred severance charges of $1.9 million relating to the reduction of 33 employees as we reduced our overall cost structure. This is compared to severance charges of $2.5 million in fiscal 2012 related to the reduction of 33 employees during the fiscal year. As mentioned above, we also incurred a $0.2 million charge in fiscal 2013 to reduce the value of a building we own in New Hampshire compared to a charge of $1.1 million taken in fiscal 2012 related to the same property. In addition, we also incurred a $0.8 million charge to write off leasehold improvements for the reduction of space and certain other fixed assets in our leased facility in the Philippines, significantly reducing the size of this facility and one-time charges totaling $0.2 million for a sign-on bonus, relocation expenses and recruitment fees that relate to the hiring and appointment of a permanent Chief Executive Officer on May 1, 2012.

Adjusted EBITDA. During the three and twelve month periods ended January 31, 2013, our adjusted EBITDA was $10.8 million and $20.6 million, respectively. For the same three and twelve month periods ended January 31, 2012, our adjusted EBITDA was $6.7 million and $23.1 million, respectively. The increase in adjusted EBITDA for the fourth quarter of 2013 compared to the same prior year period is due to the Company posting GAAP operating income of $5.4 million in the fourth quarter of fiscal 2013 versus a GAAP operating loss of $2.4 million in the fourth quarter of fiscal 2012. The decrease in adjusted EBITDA in fiscal 2013 of $2.5 million, compared to fiscal 2012, is primarily due to a $1.8 million increase in loss from operations.

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